CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	December 29, 2010
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

HEARTLAND FINANCIAL USA, INC. ANNOUNCES CHARTER CONSOLIDATION

Dubuque, Iowa, Wednesday, December 29, 2010 - Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that it intends to combine the state banking charter of its First Community Bank subsidiary located in Keokuk, Iowa with its Dubuque-based flagship subsidiary bank, Dubuque Bank and Trust.

Lynn B. Fuller, Heartland's chairman, president and chief executive officer said, “This move is designed to create efficiencies for our organization. We believe the change will be largely transparent to our customers as it is primarily a change in the legal status of the bank. At the same time, we see several benefits for our customers. First Community Bank will continue to operate with the same people, same name and same great service for our customers.”

Fuller highlighted the customer benefits that will result from the consolidation: a sizeable increase in loan limits for borrowers, additional depth in staffing resources, access to treasury management professionals and expertise in agricultural lending.

The consolidation of charters was sparked by the opportunity to realize efficiencies in operating costs, audit fees, regulatory examinations and insurance premiums. Full FDIC coverage will continue on all insured accounts. Both banks currently exceed all regulatory capital requirements and will continue to be “well capitalized” after the consolidation.

First Community Bank will retain its local brand identity and continue to operate at its three existing locations. The company emphasized that local decision-making will be retained in Keokuk and the bank will, at a minimum, maintain its current level of support to the community in terms of human and financial resources. No change in employment levels is expected.

Pending regulatory approval, the charter consolidation is expected to take place during the second quarter of 2011.

About Heartland Financial USA, Inc.

Heartland Financial USA, Inc. is a $4.1 billion diversified financial services company providing banking, mortgage, wealth management, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 61 banking locations in 42 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota. Additional information about Heartland Financial
USA, Inc. is available at www.htlf.com.

Safe Harbor Statement

This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

# # #